Exhibit 10.22
DEFERRAL AGREEMENT
Ashok S. Bhatnagar
The TVA Board of Directors has approved your participation in TVA’s Long-Term Deferred Compensation Plan (Plan) under the following terms:

Annual deferred compensation credits:	Up to $50,000
Duration of deferral agreement:	4 years
First compensation credit:	Up to $50,000 fully vested and credited effective 09/30/2004
Second compensation credit:	Up to $50,000 fully vested and credited effective 09/30/2005
Third compensation credit:	Up to $50,000 fully vested and credited effective 09/30/2006
Fourth compensation credit:	Up to $50,000 fully vested and credited effective 09/30/2007
Total credits over deferral period:	Up to $200,000
Expiration date:	09/30/2007
Please read the following provisions carefully and indicate your approval by signing at the designated place below.
As a participant in the Plan, I hereby agree to be bound by the following terms and conditions:
Annual deferred compensation credits as stated above will be made to my deferred compensation (MISRIP) account for a period of four years, beginning on September 30, 2004, and ending in fiscal year 2007, provided that I remain employed by TVA through September 30, 2007. The actual amount credited each year will be based on the achievement of milestone performance objectives established for the Browns Ferry Unit 1 recovery project at the beginning of each year. The actual amount credited shall not exceed the maximum stated above. Credits will be fully vested at the time each credit is made. If the Browns Ferry Unit 1 recovery project is completed prior to September 30, 2007, all remaining unpaid compensation credits, based on the maximum(s) stated above, will be credited to my deferred compensation account and vested immediately.
I understand that I must be an employee of TVA on the effective date of each credit or no payments under the Plan will be made by TVA. However, in the event that my employment with TVA is terminated for any reason, this agreement is terminated as of the date of my termination and no further credits will be made under it. In the event of my death during the term of this agreement, the agreement will be extinguished and no further credits will be made.
The Plan may be amended or discontinued by the Board at any time.
I understand that nothing contained in this agreement shall be construed as conferring the right to continue in the employment of TVA as an executive or in any other capacity and that the payment election I have made is final (not revocable).

/s/ Ashok S. Bhatnagar Participant	9/17/04 Date

/s/ W. Anthony Conkin for John E. Long, Jr. Chief Officer	9/28/04 Date